Exhibit 99.1

Second Quarter 2025 - Earnings Release

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: July 25, 2025

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank (the “Bank”), reported consolidated total assets of $1.17 billion at June 30, 2025, versus $1.13 billion at December 31, 2024.

Net income for the six-month period ended June 30, 2025, was $5.4 million versus $4.6 million for the same period in 2024. For the six months ended June 30, 2025, net income available to common shareholders was $5.1 million, or $0.72 per share, compared to $4.3 million, or $0.60 per share, for the six months ended June 30, 2024. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Bank.

Net income for the three-month period ended June 30, 2025, was $2.8 million versus $2.2 million for the same period in 2024. For the three months ended June 30, 2025, net income available to common shareholders was $2.7 million, or $0.38 per share, compared to $2.1 million, or $0.29 per share, for the three months ended June 30, 2024.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.